UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Sept. 5, 2018

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
790 South Buchanan Street
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

In October 2017, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking an increase in base rates of approximately $43 million. The request was based on a historic test year ended June 30, 2017, a return on equity (ROE) of 10.25 percent, an equity ratio of 53.97 percent, a 35 percent federal income tax rate and a rate base of approximately $885 million, including rate base additions through Nov. 30, 2017. The NMPRC suspended the rate request until Aug. 26, 2018, and then further suspended the proposed rate increase to Sept. 26, 2018.

In May 2018, SPS reduced its request to $27 million, net of the Tax Cuts and Jobs Act (TCJA) (approximately $11 million) and other adjustments, based on a requested ROE of 10.25 percent and an equity ratio of 58.0 percent.

In June 2018, the New Mexico Hearing Examiner issued a recommended decision proposing an increase of $12 million based on a ROE of 9.4 percent and an equity ratio of 53.97 percent. She also denied SPS' requests to shorten depreciation lives related to Tolk Units 1 and 2 and Cunningham Unit 1. The Hearing Examiner rejected intervenor proposals to refund the impacts of the TCJA back to Jan. 1, 2018.
On Sept. 5, 2018, the NMPRC issued its final order resulting in a revenue increase of approximately $8 million, based on a ROE of 9.1 percent and a 51 percent equity ratio. This represents an increase of 2.1 percent in overall jurisdictional revenues. The rate increase will become effective starting on Sept. 26, 2018.
The NMPRC also ordered a refund of $10 million associated with the TCJA impacts, retroactive to Jan. 1, 2018, which is expected to be refunded over the next 18 months through a rider mechanism. The refund period would cover the retroactive period of Jan. 1, 2018 through Sept. 26, 2018.

On Sept. 7, 2018, SPS filed an appeal with the New Mexico Supreme Court (NMSC) on the grounds that the NMPRC’s findings are contrary to the factual record and do not result in just and reasonable rates as required by law.  In addition, SPS filed a motion for stay with the NMSC to delay the implementation of the retroactive refund related to the TCJA until the NMSC issues its decision on SPS' appeal of the rate case order.  SPS considers the refund illegal primarily because it violates the prohibition on retroactive ratemaking and results in rates that are not just and reasonable.  The stay is necessary as relief from the NMSC is prospective only and is needed to prevent irreparable harm to SPS and its investors.

The following table reconciles SPS’ revised request to the NMPRC’s final order:

(Millions of Dollars)
SPS request	$43
Reduction to request for the impact of the TCJA	(11)
SPS request, including the impact of the TCJA	32
Other adjustments	(5)
SPS revised request	27

ROE	(7)
Capital structure	(5)
Depreciation lives (Tolk and Cunningham plants)	(3)
Regional transmission revenue and expense (adjustment for the impact of the TCJA):
Impact of the TCJA	(1)
Aligning costs with transmission plant in rate base	(1)
Excess generation adjustment	(1)
Other, net	(1)
Rate increase	$8

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of SPS’ electric rate case and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS' Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sept. 10, 2018	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer